Exhibit 3.2

AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

ATLAS ENERGY GROUP, LLC

THIS AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS ENERGY GROUP, LLC (this “Amendment”), dated as of February 27, 2015, is entered into and effectuated by the Board of Directors (the “Board of Directors”) of Atlas Energy Group, LLC (the “Company”) pursuant to authority granted to it in Sections 5.5 and 12.1 of the Third Amended and Restated Limited Liability Company Agreement of Atlas Energy Group, LLC, dated as of February 27, 2015 (the “Limited Liability Company Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.

RECITALS:

WHEREAS, Section 5.5(a) of the Limited Liability Company Agreement provides that the Company may issue additional Company Interests and options, rights, warrants and appreciation rights relating to the Company Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members;

WHEREAS, Section 5.5(b) of the Limited Liability Company Agreement provides that each additional Company Interest authorized to be issued by the Company may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Interests), as shall be fixed by the Board of Directors;

WHEREAS, Section 12.1(g) of the Limited Liability Company Agreement provides that the Board of Directors, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement that the Board of Directors determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Company Interests, or any options, warrants, rights and/or appreciation rights relating to any Company Interest, pursuant to Section 5.5(a) of the Limited Liability Company Agreement;

WHEREAS, the Board of Directors has determined that the issuance of the Series A Preferred Units and the Common Units (issuable, in certain circumstances, upon conversion of the Series A Preferred Units) provided for in this Amendment are permitted by Section 5.5 of the Limited Liability Company Agreement; and

WHEREAS, the Board of Directors deems it in the best interest of the Company to effect this Amendment to provide for (a) the creation of a new class of Units to be designated as Series A Preferred Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Series A Preferred Units, including the conversion of the Series A Preferred Units into Common Units in accordance with the terms described herein, and (b) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendment. The Limited Liability Company Agreement is hereby amended as follows:

1. Section 1.1 of the Limited Liability Company Agreement is hereby amended to add the following definitions:

“Conversion Agent” means such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Board of Directors to act as conversion agent for the Series A Preferred Units; provided, that if no Conversion Agent is specifically designated for the Series A Preferred Units, the Company shall act in such capacity.

“Conversion Units” means Common Units issued upon conversion of Series A Preferred Units pursuant to Section 5.9.

“Converting Unitholder” means a Person entitled to receive Common Units upon conversion of Series A Preferred Units.

“Expiration Time” has the meaning assigned to such term in Section 5.9(b)(vii)(E)(VI).

“First Approval Date” has the meaning assigned to such term in Section 5.9(b)(ii)(B).

“Initial Credit Agreement” means that certain Credit Agreement, dated on or about February 26, 2015, by and among the Company, New Atlas Holdings, LLC, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as administrative agent, as amended, restated, refinanced or otherwise modified.

“Market Value” means with respect to any Record Date, the average closing price of the Common Units for a five (5) consecutive trading day period preceding the earlier of (a) the day preceding the Record Date and (b) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Units trade, regular way, on the National Securities Exchange on which the Common Units are then listed or admitted for traded without the right to receive the issuance or distribution.

“Monthly Equivalent” means, with respect to any amount: (a) if the Distribution Period is one Quarter, such amount divided by three (3); (b) if the Distribution Period is one Month, such amount; or (c) if the Distribution Period is any period other than one month or one quarter, such amount multiplied by a fraction equal to thirty (30) divided by the number of days in the Distribution Period.

“PIK Payment Date” has the meaning assigned to such term in Section 5.9(b)(i)(F).

“PIK Units” has the meaning assigned to such term in Section 5.9(a).

“Prohibited Actions” has the meaning assigned to such term in Section 5.9(b)(v)(C).

“Purchased Units” has the meaning assigned to such term in Section 5.9(b)(vii)(E)(VI).

“Series A Acquisition Transaction” means the consummation of any consolidation or merger of the Company or similar transaction (including any reorganization, business combination or other form of acquisition of the Company or other transaction) or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the members of the Non-MLP Group, taken as a whole, in each case pursuant to which the Common Units will be converted into, or receive a distribution of the proceeds in, cash, securities or other property.

“Series A Cash Distribution” has the meaning assigned to such term in Section 5.9(b)(i)(A).

“Series A Cash Distribution Rate” means an amount per Series A Preferred Unit equal to (a) the greater of: (x) (i) the Monthly Equivalent of the distribution per Common Unit declared by the Board of Directors with respect to a period that includes all or part of such Month multiplied by (ii) (A) the Series A Liquidation Preference divided by (B) the Series A Conversion Price as of the Record Date for the distribution declared on the Common Units; and (y) the Series A Cash Interest Rate plus (b) in the event that the Series A Proposal Unitholder Approval is not obtained within one (1) year of the Series A Issuance Date, 2.0% per annum of the Series A Liquidation Preference; provided, that in the event the Series A Proposal Unitholder Approval is obtained following such date, then effective as of immediately following the receipt of the Series A Proposal Unitholder Approval, the rate set forth in this clause (b) shall equal zero.

“Series A Cash Equivalent Distribution” has the meaning assigned to such term in Section 5.9(b)(i)(D).

“Series A Cash Interest Rate” means an amount per Series A Preferred Unit equal to 10.0% per annum of the Series A Liquidation Preference, which amount shall increase to: 12.0% per annum of the Series A Liquidation Preference on the first anniversary of the Closing Date; 14.0% per annum of the Series A Liquidation Preference on the second anniversary of the Closing Date; and 16.0% per annum of the Series A Liquidation Preference on the third anniversary of the Closing Date.

“Series A Conversion Date” has the meaning assigned to such term in Section 5.9(b)(vii)(D).

“Series A Conversion Notice” has the meaning assigned to such term in Section 5.9(b)(vii)(B).

“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.9(b)(vii)(B).

“Series A Conversion Price” means the greater of: (a) $8.00 per Common Unit; and (b) the lesser of (x) 110% times the Thirty-Day VWAP and (y) $16.00 per Common Unit.

“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.9(b)(i)(A).

“Series A Distribution Payment Shortfall” has the meaning assigned to such term in Section 5.9(b)(i)(D).

“Series A Exchange Property” means, with respect to a Series A Acquisition Transaction, the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon the consummation of such Series A Acquisition Transaction by a holder of one Common Unit; provided, that if the holders of Common Units have the opportunity to elect the form of consideration to be received in any Series A Acquisition Transaction, the Series A Exchange Property that the Series A Unitholders shall be entitled to receive shall equal the weighted average of the forms and amounts of consideration received by the holders of the Common Units.

“Series A Issuance Date” means the Closing Date.

“Series A Issue Price” means $25.00 per Series A Preferred Unit.

“Series A Junior Interests” has the meaning assigned to such term in Section 5.9(b)(v)(A).

“Series A Liquidation Preference” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series A Issue Price and (ii) all accrued but unpaid distributions on such Series A Preferred Unit through such date of determination; provided, that for purposes of this definition, a distribution shall not be deemed “accrued but unpaid” unless and until the Company fails to pay such distribution in full when due.

“Series A Parity Interests” has the meaning assigned to such term in Section 5.9(b)(v)(A).

“Series A PIK Distribution” has the meaning assigned to such term in Section 5.9(b)(i)(B).

“Series A PIK Distribution Rate” means an amount per Series A Preferred Unit equal to 2.0% per annum of the Series A Liquidation Preference.

“Series A Preferred Unit” means a Company Interest representing a fractional part of the Company Interests of all Members, and having the rights and obligations specified with respect to Series A Preferred Units in this Agreement, which shall include PIK Units, but not Common Units issued upon conversion of a Series A Preferred Unit.

“Series A Proposal” has the meaning assigned to such term in Section 5.9(b)(ii)(B).

“Series A Proposal Unitholder Approval” has the meaning assigned to such term in Section 5.9(b)(ii)(B).

“Series A Purchase Agreement” means that certain Series A Convertible Preferred Unit Purchase Agreement, dated as of February 26, 2015 by and between the Company and the initial Series A Unitholders.

“Series A Redemption Date” has the meaning assigned to such term in Section 5.9(b)(viii)(B).

“Series A Redemption Price” has the meaning assigned to such term in Section 5.9(b)(viii)(A).

“Series A Rollover Preferred” has the meaning assigned to such term in Section 5.9(b)(ix)(B).

“Series A Unitholder” means a Record Holder of Series A Preferred Units.

“Spin-Off” has the meaning assigned to such term in Section 5.9(b)(vii)(E)(V).

“Thirty-Day VWAP” means the volume weighted average price for the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted for trading over the first thirty (30) trading days following the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”; provided, that prior to the end of the first thirty (30) trading days following the Closing Date, the Thirty-Day VWAP shall mean the volume weighted average price for the Common Units on such National Securities Exchange over the first trading day that such Common Units begin trading, regular way, following the Closing Date.

2. Section 1.1 of the Limited Liability Company Agreement is hereby amended by amending and restating the following definitions:

“Available Cash” means, with respect to any Distribution Period ending prior to the Liquidation Date,

(a) the sum of all cash and cash equivalents (including amounts available for working capital purposes under a credit facility, commercial paper facility or other similar financing arrangement) of the Company on hand on the date of determination of Available Cash with respect to such Distribution Period, less

(b) the amount of any cash reserves established by the Board of Directors for the Company Group to (i) provide for the proper conduct of the business of the Company (including reserves for working capital, operating expenses, future capital expenditures, potential acquisitions and for anticipated future credit needs of the Company Group), (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) permit any member of the Non-MLP Group to make capital contributions to any member of an MLP Group to maintain its then current interest in such member of an MLP Group upon the issuance of additional securities by such member of an MLP Group or (iv) provide funds for distributions under Section 6.3 in respect of any one or more of the Distribution Periods in the next calendar year; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Distribution Period but on or before the date of determination of Available Cash with respect to such Distribution Period shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Distribution Period if the Board of Directors so determines, less

(c) the amount of any cash reserves established by the Board of Directors for the Company Group to comply with the terms of, and pay cash distribution on, the Series A Preferred Units during such Distribution Period and the immediately following Distribution Period.

Notwithstanding the foregoing, “Available Cash” with respect to the Distribution Period in which the Liquidation Date occurs and any subsequent Distribution Period shall equal zero.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company pursuant to this Agreement, the Series A Purchase Agreement or the Separation Agreement or that is contributed or deemed contributed to the Company on behalf of a Member (including, in the case of an underwritten offering of Company Interests, the amount of any underwriting discounts or commissions).

“Common Unit” means a Company Interest representing a fractional part of the Company Interests of all Members, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to, or include, a Series A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Company Interest” means the ownership interest of a Member in the Company, which may be evidenced by Common Units, Series A Preferred Units or other equity interests in the Company or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement, and which shall exclude options, warrants, rights and appreciation rights relating to an equity interest in the Company.

“Distribution Period” means any period of time (including Month, Quarter or other period of time) selected by the Board of Directors with respect to which distributions of Available Cash shall be made by the Company pursuant to Section 6.3(a).

“Member” means, unless the context otherwise requires, a holder of Common Units or Series A Preferred Units, except to the extent otherwise provided herein, and each Additional Member, in each case, in such Person’s capacity as a member of the Company.

“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.4(b) and shall include Simulated Gain but shall not include any items of income, gain or loss specially allocated under Section 5.9(b)(iii), Section 6.1(d) or Section 6.1(e).

“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.4(b) and shall include Simulated Gain but shall not include any items of income, gain or loss specially allocated under Section 5.9(b)(iii), Section 6.1(d) or Section 6.1(e).

“Outstanding” means, with respect to Company Interests, all Company Interests that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, that (except as set forth in the immediately following sentence) if at any time any Person or Group beneficially owns 20% or more of the Outstanding Voting Units of any class, all Units owned by such Person or Group shall not be voted (and shall not be entitled to be voted) on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Members to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply to any Person or Group who acquired 20% or more of the Outstanding Voting Units of any class with the prior approval of the Board of Directors. For purposes of this definition, unless the context otherwise requires, Series A Preferred Units shall be deemed to be of the same class of Outstanding Voting Units as the Common Units; provided, that the Series A Preferred Units issued to the initial Series A Unitholders pursuant to the Series A Purchase Agreement, and any Series A PIK Units and Conversion Units issued to such initial Series A Unitholders in respect of such Series A Preferred Units in accordance with their terms, shall not be considered for purposes of determining whether such initial Series A Unitholder beneficially owns 20% or more of the Outstanding Common Units.

“Percentage Interest” means, as of any date of determination, (a) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder (or, in the case of the Series A Preferred Units, the number of Common Units into which such Series A Preferred Units may be converted pursuant to Section 5.9(b)(vii), whether or not convertible at such date of determination) by (B) the total number of all Outstanding Common Units, and (b) as to the holders of additional Company Interests issued by the Company in accordance with Section 5.5, the percentage established as a part of such issuance. Unless the context otherwise requires, references to the Percentage Interest of any holder of more than one class or series of Company Interests shall mean the aggregate Percentage Interest attributable to all such Company Interests.

“Pro Rata” means (a) when used with respect to Company Interests or any class or classes thereof, apportioned equally among all designated Company Interests in accordance with their relative Percentage Interests, and (b) when used with respect to Members or Record Holders, apportioned among all Members or Record Holders in accordance with their relative Percentage Interests.

“Unit” means a Company Interest that is designated as a “Unit” and shall include Common Units and Series A Preferred Units.

3. Section 4.4 of the Limited Liability Company Agreement is hereby amended by amending and restating Section 4.4(b) in its entirety and inserting a new Section 4.4(c) as follows:

(b) No Company Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Company Interest not made in accordance with this Article IV shall be null and void. Any Transfer of a Conversion Unit shall also be subject to the restrictions imposed by Section 6.4.

(c) Series A Unitholders shall not transfer any Series A Preferred Units without the prior written consent of the Company if such transfer would, when aggregated with all other sales or exchanges of Company Interests within the prior 12-month period, result in a sale or exchange of 50% or more of the capital and profits interests in the Company within the meaning of Section 708(b)(1)(B) of the Code (provided, that any Series A Unitholder may pledge all or any portion of its Series A Preferred Units to any holders of obligations owed or equity issued by that Series A Unitholder, including to the trustee for, or representative of, such holders)..

4. Section 5.4(a) of the Limited Liability Company Agreement is hereby amended and restated to read in its entirety as follows:

The Company shall maintain for each Member (or a beneficial owner of Company Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Board of Directors) owning a Company Interest a separate Capital Account with respect to such Company Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and the methodology set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(s). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Company Interest and (ii) all items of Company income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Company Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than PIK Units) made with respect to such Company Interest and (y) all items of Company deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.4(b) and allocated with respect to such Company Interest pursuant to Section 6.1. In connection with the foregoing, the Board of Directors shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 (including when any Series A Preferred Units are converted), unless otherwise required by applicable law. The

Series A Preferred Units will be treated as a partnership interest in the Company for federal income tax purposes, and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Company. The initial Capital Account balance in respect of each Series A Preferred Unit (determined, in the case of a PIK Unit, immediately prior to the application of Section 5.4(e)) shall be the Series A Issue Price. Any distribution of a PIK Unit received by a Unitholder in respect of Series A Preferred Units pursuant to Section 5.9(b)(ii) shall be treated as if such Unitholder first received a guaranteed payment in cash equal to the Series A Issue Price and then purchased a Series A Preferred Unit from the Company for such amount of cash.

5. Section 5.4(d)(i) of the Limited Liability Company Agreement is amended and restated in its entirety to read as follows:

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Company Interests for cash or Contributed Property or the issuance of Company Interests as consideration for the provision of services or the conversion of a Series A Preferred Unit, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance, or immediately after such conversion (with respect to the conversion of a Series A Preferred Unit), shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance or such conversion; provided, that in the event of an issuance of Company Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Company Interests as consideration for the provision of services, the Board of Directors may determine that such adjustments are unnecessary for the proper administration of the Company; provided, further, that, in the event of multiple conversions of Series A Preferred Units within a single Month or shorter time period, the Board of Directors may (to the extent not prohibited by final Treasury Regulations or similarly binding authority) adjust the Capital Account of all Members and the Carrying Value of each Company property once for such period or otherwise adjust the timing of such adjustments to reduce the administrative burden of multiple adjustments. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Series A Preferred Unit, first to the Members holding Common Units and converted Series A Preferred Units until the Capital Account attributable to each such Unit is the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Members pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Series A Preferred Unit is not sufficient to cause the Capital Account attributable to each Common Unit and converted Series A Preferred Unit to be the same, then Capital Account balances shall be reallocated between the Members holding such Units so as to cause the Capital Account attributable to each such Unit to be the same, in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss for purposes of maintaining Capital Accounts, the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to the issuance of additional Company Interests or the conversion of a Series A Preferred Unit shall be determined by the Board of Directors using such method of valuation as it may adopt. For this purpose, the Board of Directors may determine that it is appropriate to first determine an aggregate value for the Company, based on the current trading price of the Common Units, and taking fully into account the fair market value of the Company Interests (on a fully converted basis) of all Members at such time and, if before the conversion of any Series A Preferred Units, may reduce the fair market value of all Company assets by the excess, if any, of the fair market value of any unconverted Series A Preferred Units over the aggregate Capital Accounts attributable to such Series A Preferred Units to the extent of any Unrealized Gain that has not been reflected in the Members’ Capital Accounts previously, consistent with the methodology of Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The Board of Directors shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties

6. Section 5.5(a) of the Limited Liability Company Agreement is hereby amended and restated to read in its entirety as follows:

The Company may issue additional Company Interests and options, rights, warrants and appreciation rights relating to the Company Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members, subject to Section 5.9(b)(v).

7. Section 5.7(a) of the Limited Liability Company Agreement is hereby amended and restated in its entirety to read as follows:

Subject to Section 5.5(d) and Section 5.9, the Company may make a Pro Rata distribution of Company Interests to all Record Holders or may effect a subdivision or combination of Company Interests so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted (in accordance with Section 5.9(b)(vii)(E), in the case of the number of Common Units into which Series A Preferred Units may convert).

8. Article V of the Limited Liability Company Agreement is hereby amended to add a new Section 5.9, creating a new series of Units to read in its entirety as follows:

Section 5.9 Establishment of Series A Preferred Units.

(a) General. The Company hereby designates and creates a series of Units to be designated as “Series A Convertible Preferred Units” and consisting of a total of 1,600,000 Series A Preferred Units, plus any additional Series A Preferred Units issued in kind as a distribution pursuant to Section 5.9(b)(i) (“PIK Units”), having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.9, Section 6.1 and Section 6.4. Other than with respect to PIK Units, the class of Series A Preferred Units shall be closed immediately following the Series A Issuance Date, and thereafter no additional Series A Preferred Units shall be designated, created or issued without the affirmative vote of a majority of the Outstanding Series A Preferred Units.

(b) Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Distributions.

(A) Commencing with the Month of March, 2015, the holders of the Series A Preferred Units as of an applicable Record Date shall be entitled to receive cash distributions (each, a “Series A Cash Distribution”), prior to any other distributions made in respect of any other Company Interests pursuant to Section 6.3(a), in an amount equal to the Series A Cash Distribution Rate on all Outstanding Series A Preferred Units. Distributions shall be paid Monthly in arrears within forty-five (45) days after the end of each Month (each such payment date, a “Series A Distribution Payment Date”) and the Board of Directors shall set the Record Date for the Series A Preferred Units to be a date no later than five Business Days prior to the Series A Distribution Payment Date. If the Distribution Period is one Month, the distribution payment date for Common Units shall be the same as the Series A Distribution Payment Date and the Board shall set the Record Date for distributions on the Common Units to be the same as the Record Date for the Series A Preferred Units.

(B) On each Series A Distribution Payment Date, the Company shall also issue to the holders of the Series A Preferred Units as of the applicable Record Date an aggregate number of PIK Units equal to (I) the Series A PIK Distribution Rate multiplied by (II) the number of Outstanding Series A Preferred Units as of the applicable Record Date divided by (III) the Series A Issue Price (each, a “Series A PIK Distribution”). Cash will be paid in lieu of any fractional PIK Units with the value of the fractional PIK Unit determined by reference to the Series A Issue Price. Unless otherwise expressly provided, references in this Agreement to Series A Preferred Units shall include all PIK Units Outstanding as of the date of such determination. If, in violation of this Agreement, the Company fails to pay in full any distribution of PIK Units when due, then the holders entitled to the unpaid PIK Units shall be entitled to Series A Cash Distributions and distributions of PIK Units in subsequent Months and to all other rights under this Agreement as if such unpaid PIK Units had in fact been distributed on the date due. Nothing in this clause (B) shall alter the obligation of the Company to pay any unpaid PIK Units or the right of Series A Unitholders to enforce this Agreement to compel the Company to distribute any unpaid PIK Units.

(C) Notwithstanding anything in this Section 5.9(b)(i) to the contrary, with respect to Series A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to Series A Preferred Unit distributions and a Common Unit distribution with respect to the same

Distribution Period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date for the Distribution Period.

(D) The aggregate amount of such cash to be distributed in respect of the Series A Preferred Units Outstanding as of the Record Date for each Series A Cash Distribution shall be paid out of Available Cash (excluding clause (c) of the definition of such term). If either (1) the amount of the Series A Cash Distribution to be paid in cash with respect to any Month exceeds the amount of Available Cash (excluding clause (c) of the definition of such term) for such Month or (2) payment of the Series A Cash Distribution for any Month would result in a default under the terms of the Initial Credit Agreement (a “Series A Distribution Payment Shortfall”), then, in lieu of such cash distribution, the Company will issue to the Series A Unitholders an aggregate number of PIK Units equal to (I) the Series A Cash Interest Rate multiplied by (II) the number of Outstanding Series A Preferred Units as of the applicable Record Date divided by (III) the Series A Issue Price (the “Series A Cash Equivalent Distribution”). Cash will be paid in lieu of any fractional PIK Units with the value of the fractional PIK Unit determined by reference to the Series A Issue Price. In the event of a Series A Distribution Payment Shortfall, the Company shall provide written notice to the Series A Unitholders, not later than the tenth (10th) day following the end of such Month, describing in reasonable detail the Company’s calculation of Available Cash (excluding clause (c) of the definition of such term) for such Month. If, in violation of this clause (D), the Company fails to pay in full any Series A Cash Equivalent Distribution when due, then the holders entitled to the unpaid Series A Cash Equivalent Distribution shall be entitled to Series A Cash Distributions and distributions of PIK Units in subsequent Months and to all other rights under this Agreement as if such Series A Cash Equivalent Distribution had in fact been distributed on the date due. Nothing in this clause (D) shall alter the obligation of the Company to pay any unpaid Series A Cash Equivalent Distribution or the right of Series A Unitholders to enforce this Agreement to compel the Company to distribute any unpaid Series A Cash Equivalent Distribution.

(E) If the Company fails to pay in full any Series A Cash Distribution on any Series A Preferred Units on the applicable Series A Distribution Payment Date for any reason other than a Series A Distribution Payment Shortfall, then the holders of such Series A Preferred Units shall be entitled to such Series A Cash Distribution in subsequent Months (with the amount of such Series A Cash Distribution being an accrued but unpaid distribution until paid in full), and any such holder may, at its option, submit a written notice to the Company no later than the fifteenth (15th) day after the applicable Series A Distribution Payment Date instructing the Company to pay, in lieu of such holder’s Series A Cash Distribution, a distribution of PIK Units to such holder equal to the Series A Cash Equivalent Distribution (except that in determining the number of PIK Units distributed, the Series A Liquidation Preference shall be calculated excluding any distributions accrued but unpaid between the Series A Distribution Payment Date and the date of such notice).

(F) When any PIK Units are payable to a holder of Series A Preferred Units pursuant to this Section 5.9, the Company shall issue the PIK Units to such holder no later than the Series A Distribution Payment Date (the date of issuance of such PIK Units, the “PIK Payment Date”). On the PIK Payment Date, the Company shall issue to such Series A Unitholder such documents (such as a receipt, confirmation or book-entry statement) in form and substance determined by the Company evidencing the number of PIK Units to which such Series A Unitholder shall be entitled. All issuances of PIK Units pursuant to this Section 5.9(b)(ii) shall be deemed to have been made on the first day of the Month following the Month in respect of which such payment of PIK Units was due.

(G) Any distribution in respect of a Series A Preferred Unit pursuant to Section 5.9(b)(i) or Section 5.9(b)(xi), whether payable in cash or in PIK Units, shall be payable without regard to the Company’s income and will be treated as a guaranteed payment pursuant to Section 707(c) of the Code.

(ii) Issuance of Series A Preferred Units and Subsequent Unitholder Vote.

(A) On the Series A Issuance Date, the Series A Preferred Units shall be issued by the Company pursuant to the terms and conditions of the Series A Purchase Agreement.

(B) The Board of Directors shall take such actions as may be necessary or appropriate to: (I), as promptly as reasonably practicable following (but in any event within 180 days of) the Series A Issuance Date, establish a record date for, duly call, give notice of, convene and hold, a special meeting of the holders of the Outstanding Common Units for the purpose of approving by a vote of the holders of the Outstanding Common Units, a change in the terms of the Series A Preferred Units to provide that: (1) each Series A Preferred Unit be convertible into a number of Common Units equal to (x) the Series A Liquidation Preference divided by (y) the Series A Conversion Price and (2) each Series A Preferred Unit shall be entitled to vote with the Common Units on an “as if” converted basis, with such change in terms effective upon such approval by the Unitholders (the “Series A Proposal” and such approval, the “Series A Proposal Unitholder Approval”); and (II) prepare and file with the SEC the related proxy statement as soon as reasonably practical following (but in any event within 120 days of) the Series A Issuance Date, and use its reasonable best efforts to clear, as promptly as practical, any comments received from the SEC on the proxy statement. The vote or consent required for approval of the Series A Proposal will be the requisite vote required under the Agreement and under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading. If the Series A Proposal Unitholder

Approval is not obtained at the first meeting called for consideration of the Series A Proposal (the date of such meeting, the “First Approval Date”), then the Company shall take such actions as are necessary or appropriate to include a proposal for the Series A Proposal Unitholder Approval at another meeting of its Unitholders (which may be an annual meeting) upon the same terms and conditions no less than once in each subsequent six-month period beginning on the First Approval Date until such Series A Proposal Unitholder Approval is obtained. The Company will use its commercially reasonable efforts to obtain the Series A Proposal Unitholder Approval, including by soliciting proxies in favor of proposals for Series A Proposal Unitholder Approval.

(iii) Liquidation Value. In the event of any liquidation and winding up of the Company under Section 11.3, either voluntary or involuntary, the holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Company available for distribution to the Members or any Assignees, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of Company Interests, the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such liquidation and winding up, any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Preference of such Series A Preferred Units, then notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and prior to any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up any such holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Liquidation Preference of such Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Company shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit is equal to the Series A Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation).

(iv) Voting Rights.

(A) Subject to the limitations set forth in Section 5.9(b)(iv)(B), the Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Units are convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Series A Preferred Units on an “as if” converted basis, and any reference in the Agreement to specified percentage of the Outstanding Voting Units shall correspondingly be construed to mean at such percentage of the Common Units and the Series A Preferred Units, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding, other than with respect to any vote on the Series A Proposal.

(B) Notwithstanding any other provision of this Agreement, prior to obtaining the Series A Proposal Unitholder Approval, the Series A Preferred Units shall not have voting rights identical to the voting rights of the Common Units pursuant to Section 5.9(b)(iv)(A), and the Series A Preferred Units shall be non-voting, except as required by Law or as provided in Sections 5.9(a), 5.9(b)(iv)(C) or 5.9(b)(v). After obtaining the Series A Proposal Unitholder Approval, or, if at any time the rules of the National Securities Exchange on which the Common Units are listed or admitted for trading or the staff interpretations of such rules are amended or modified so that no vote or consent of Unitholders is required to approve the issuance of Company Interests with voting rights equal to the voting rights of the Common Units pursuant to Section 5.9(iv)(A), then on the effective date of any such amendment or modification, all Series A Preferred Units shall automatically have voting rights identical to the voting rights of the Common Units in accordance with Section 5.9(b)(iv)(A) without further action or any vote of any Unitholders.

(C) The affirmative vote of the holders of a two-thirds (2/3) majority of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any amendment to this Agreement or the terms and conditions of the Series A Preferred Units that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units in any material respect. Except as specified in this Section 5.9(b)(iv) and Section 5.9(b)(v), the Series A Preferred Units shall be non-voting.

(v) Ranking and Other Issuances.

(A) The Series A Preferred Units shall rank, with respect to payment of distributions on such Company Interests or distributions upon the liquidation, winding-up or dissolution of the Company, (I) senior to all Common Units and all other classes or series of Interests in the Company, the terms of which do not expressly provide that such class or series ranks senior to, or pari passu, with the Series A Preferred Units as to payment of distributions on such Company Interests or distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Series A Junior Interests”); (II) pari passu with each other class or series of Company Interests the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Units as to payment of distributions on such Company Interests or distributions upon the liquidation, winding-up or dissolution of the Company

(collectively referred to as “Series A Parity Interests”); and (III) junior to each other class or series of Company Interests the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Units as to payment of distributions on such Company Interests or distributions upon liquidation, winding up or dissolution of the Company, ranks senior to the Series A Preferred Units.

(B) Other than PIK Units issued pursuant to Section 5.9(b)(i), so long as any Series A Preferred Units remain Outstanding, the Company shall not, without the affirmative vote of a majority of the Outstanding Series A Preferred Units, issue any class or series of Company Interests that are not Series A Junior Interests.

(C) No distributions may be declared, made or paid, or set apart for payment upon, any Series A Parity Interests or Series A Junior Interests, nor may any Series A Parity Interests or Series A Junior Interests be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Series A Parity Interests or Series A Junior Interests) by or on behalf of the Company (except by conversion into or exchange for Series A Parity Interests or Series A Junior Interests (in the case of Series A Parity Units) or Series A Junior Units (in the case of Series A Junior Units)) (collectively, “Prohibited Actions”), unless all accrued and unpaid distributions shall have been or contemporaneously are declared and paid (in cash or in kind), or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Units and any Series A Parity Interests for all distribution payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full distributions have not been paid on the Series A Preferred Units and any Series A Parity Interests, (I) distributions may be declared and paid on the Series A Preferred Units and such Series A Parity Interests so long as the distributions are declared and paid pro rata so that the aggregate amounts of distributions declared per Unit on, and the amounts of such distributions declared in cash or in kind, as applicable, per Unit on, the Series A Preferred Units and such Series A Parity Interests will in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series A Preferred Units and such Series A Parity Interests bear to each other and (II) the Series A Preferred Units and such Series A Parity Interests may be redeemed, purchased or otherwise acquired so long as the redemptions, purchases or acquisitions are effected pro rata so that the aggregate amounts of redemptions, repurchases and acquisitions of the Series A Preferred Units and such Series A Parity Interests will in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series A Preferred Units and such Series A Parity Interests bear to each other.

(D) Without limiting the foregoing, no Prohibited Actions may be taken, authorized or approved by or on behalf of the Company during any Distribution Period in which a Series A Distribution Payment Shortfall occurred.

(vi) No Certificates.

(A) Unless the Board of Directors shall determine otherwise, the Series A Preferred Units shall not be evidenced by physical certificates. Subject to the satisfaction of any applicable legal, regulatory and contractual requirements, the Series A Preferred Units may be assigned or transferred in a manner identical to the assignment and transfer of other Units. Unless and until the Board of Directors determines to assign the responsibility to another Person, the Company will act as the registrar and transfer agent for the Series A Preferred Units. If physical certificates are issued in respect of the Series A Preferred Units, such certificates shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B) Subject to Section 5.9(b)(vi)(C), all Series A Preferred Units (and, if physical certificates are issued in respect of the Series A Preferred Units, such certificates) may bear a legend in substantially the following form (the “Restrictive Legend”):

“THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ATLAS ENERGY GROUP, LLC THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ATLAS ENERGY GROUP, LLC UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ATLAS ENERGY GROUP, LLC TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE BOARD OF DIRECTORS OF ATLAS ENERGY GROUP, LLC, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO AVOID A SIGNIFICANT RISK OF ATLAS ENERGY GROUP, LLC BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR TO PRESERVE THE UNIFORMITY OF THE COMPANY INTERESTS (OR ANY CLASS OR SERIES THEREOF). THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED FOR TRADING.”

(C) The Company shall remove the Restrictive Legend from the book-entry position evidencing the Series A Preferred Units (or physical certificates, if applicable) at the request of a Series A Unitholder submitting to the Company such documentation as may be reasonably requested by the Company or required by its transfer agent, unless the Company, with the advice of counsel, reasonably determines that such removal is inappropriate; provided, that the Company shall provide an opinion of counsel to the transfer agent at no cost to the Series A Unitholder (if such an opinion can be given in light of the facts of the situation), and the Series A Unitholder shall not be required to provide an opinion, in the event a Series A Unitholder is effecting a sale of such Series A Preferred Units pursuant to Rule 144 under the Securities Act or an effective registration statement, in which case the Company shall cooperate with Purchaser to effect removal of such legend. The Restrictive Legend shall be removed and the Company shall instruct the transfer agent to remove such legend from the book-entry position (or physical certificates, if applicable) evidencing the Series A Preferred Units, if, unless otherwise required by state securities Laws, (I) such Series A Preferred Units are sold pursuant to an effective registration statement or (II) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a generally acceptable form, to the effect that such sale, assignment or transfer of such Series A Preferred Units may be made without registration under the applicable requirements of the Securities Act. The Company shall bear all costs and expenses associated with the removal of a Restricted Legend pursuant to this Section 5.9(b)(vi)(C).

(vii) Conversion.

(A) At the Option of the Series A Unitholder. Commencing on the later of (I) the date when the Series A Proposal Unitholder Approval has been obtained (or, if at any time the rules of the National Securities Exchange on which the Common Units are listed or admitted for trading or the staff interpretations of such rules are amended or modified so that no vote or consent of Unitholders is required to approve the conversion of the Series A Preferred Units into Common Units pursuant to this Section 5.9(vii)(A), the effective date of such amendment or modification) and (II) the first anniversary of the Series A Issuance Date, each Series A Preferred Unit shall, upon the request of the Series A Unitholder, be convertible into a number of Common Units equal to (x) the Series A Liquidation Preference divided by (y) the Series A Conversion Price. Immediately upon any conversion of Series A Preferred Units, all rights of the Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Converting Unitholder shall be treated for all purposes as the owner of Common Units.

(B) Conversion Notice. To convert Series A Preferred Units into Common Units pursuant to Section 5.9(b)(vii)(A), the Converting Unitholder shall give written notice (a “Series A Conversion Notice”) to the Company in the form of Exhibit A attached hereto stating (a) that such holder elects to so convert

Series A Preferred Units and (b) the number of Series A Preferred Units to be converted. The date any Series A Conversion Notice is received is referred to as a “Series A Conversion Notice Date.”

(C) In Connection with a Liquidation. Following the receipt of the Series A Proposal Unitholder Approval, in the event of any liquidation or winding up of the Company under Section 11.3, either voluntary or involuntary, each Series A Preferred Unit shall be convertible, upon the request of the Series A Unitholder, into a number of Common Units equal to (x) the Series A Liquidation Preference divided by (y) the Series A Conversion Price. Immediately upon any conversion of Series A Preferred Units, all rights of the Converting Unitholder in respect thereof shall cease, including, without limitation, any accrual of distributions, and such Converting Unitholder shall be treated for all purposes as the Record Holder of Common Units. To convert Series A Preferred Units into Common Units pursuant to this Section 5.9(b)(vii)(C), the Converting Unitholder shall deliver a Series A Conversion Notice to the Company in the form of Exhibit A attached hereto stating (a) that such holder elects to so convert Series A Preferred Units and (b) the number of Series A Preferred Units to be converted. Such Series A Conversion Notice shall be delivered to the Company no later than the later of (i) ten (10) days after the date on which the Company provides notice to the Series A Unitholders of the amount of cash or other property to be distributed to the holders of Common Units in connection with the event described in this Section 5.9(b)(vii)(C) and (ii) five (5) days prior to the consummation of such event.

(D) Timing. If a Series A Conversion Notice is delivered by a Series A Unitholder to the Company pursuant to Section 5.9(b)(vii)(B) or (b)(vii)(C), the Company shall issue the Common Units no later than three (3) days after a Series A Conversion Notice Date, and in the case of a Series A Conversion Notice delivered pursuant to Section 5.9(b)(vii)(C), no later than immediately prior to the liquidation or winding up of the Company (any date of issuance of such Common Units and Class B Units, a “Series A Conversion Date”). On the Series A Conversion Date, such holder shall surrender the evidence of book-entry notation representing the Series A Preferred Units being converted at the office of the Company or, if identified in writing to such holder by the Company, at the offices of any transfer agent for such Units. On the Series A Conversion Date, the Company shall issue to such holder evidence of book-entry notation for the number of Common Units to which such holder shall be entitled. Upon issuance of Conversion Units to the Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Converting Unitholder shall be treated for all purposes as the Record Holder of such Conversion Units. Cash will be paid in lieu of any fractional Conversion Units with the value of the fractional Conversion Unit determined by reference to the Series A Liquidation Preference.

(E) Distributions, Combinations, Subdivisions and Reclassifications by the Company. The Series A Conversion Price shall be subject to the following adjustments from time to time:

(I) Distributions. In the event that the Company shall pay or make a distribution on the Common Units in Common Units, the Series A Conversion Price, as in effect at the opening of business on the day following the Record Date for such distribution, shall be adjusted by multiplying such Series A Conversion Price by a fraction, of which (x) the numerator shall be the number of Outstanding Common Units as of the Record Date for such distribution and (y) the denominator shall be the sum of such number of Common Units as of the Record Date plus the total number of Common Units constituting such distribution, such adjustment to become effective immediately after the opening of business on the day following the Record Date for such distribution.

(II) Unit Purchase Rights. In the event that the Company shall issue to all holders of its Common Units options, warrants or other rights entitling them to subscribe for or purchase Common Units for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per Common Unit less than 95% of the Market Value on the Record Date for such issuance of options, warrants or other rights (other than pursuant to a unit purchase or similar plan), the Series A Conversion Price in effect at the opening of business on the day following the Record Date shall be adjusted by multiplying such Series A Conversion Price by a fraction, (x) the numerator of which shall be the number of Outstanding Common Units as of the Record Date plus the number of Common Units which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) would purchase at such Market Value, and (y) the denominator of which shall be the number of Outstanding Common Units as of the Record Date plus the number of Common Units so offered for subscription or purchase, either directly or indirectly, such adjustment to become effective immediately after the opening of business on the day following the Record Date for such issuance; provided, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of a specified event that entitles the holders of rights, options or warrants to exercise such rights, options or warrants, then the Series A Conversion Price will not be adjusted until such specified event occurs.

(III) Stock Splits, Reverse Splits and Combinations. In the event that the Outstanding Common Units shall be subdivided, split or reclassified into a greater number of Common Units, the Series A Conversion Price in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately reduced, and, conversely, in the event that the Outstanding Common Units shall be combined or reclassified into a smaller number of

Common Units, the Series A Conversion Price in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or combination becomes effective.

(IV) Debt, Asset or Security Distributions. In the event that the Company shall distribute to all holders of its Common Units evidences of its indebtedness, assets or securities (but excluding any distribution of options, warrants or other rights referred to in Section 5.9(b)(vii)(E)(II), any distribution paid exclusively in cash, any distribution of any class or series of Company Interests, or of similar equity interests of or relating to a Subsidiary or other business unit in the case of a Spin-Off, or any distribution referred to in Section 5.9(b)(vii)(E)(I)), the Series A Conversion Price shall be reduced by multiplying the Series A Conversion Price in effect immediately prior to the close of business on the Record Date for such distribution by a fraction, (x) the numerator of which shall be the Market Value minus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets or evidences of indebtedness so distributed applicable to one Common Unit, and (y) the denominator of which shall be the Market Value on the Record Date, such adjustment to become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In any case in which this Section 5.9(b)(vii)(E)(IV) is applicable, Section 5.9(b)(vii)(E)(V) shall not be applicable.

(V) Spin-Off. In the event of any distribution of any class or series of capital stock, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”), the Series A Conversion Price in effect immediately prior to the close of business on the Record Date for such distribution shall be reduced by multiplying the Series A Conversion Price by a fraction, (x) the numerator of which shall be the Market Value minus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the units (or fractions thereof) of capital stock or similar equity interests so distributed applicable to one Common Unit, and (y) the denominator of which shall be the Market Value. Any adjustment to the Series A Conversion Price under this Section 5.9(b)(vii)(E)(V) shall occur on the date that is the earlier of (1) the tenth trading day from, and including, the effective date of the Spin-Off and (2) the date of the initial public offering of the securities being distributed in the Spin-Off, if that initial public offering is effected simultaneously with the Spin-Off.

(VI) Tender Offers. In the event that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Units shall expire and such tender or exchange offer

(as amended through the expiration thereof) shall require the payment to Unitholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Units) of aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) per Common Unit that exceeds the closing sale price of the Common Units on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Series A Conversion Price shall be reduced by multiplying the Series A Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (x) the numerator of which shall be equal to the product of (1) the Market Value on the date of the Expiration Time times (2) the number of Common Units outstanding (including any tendered or exchanged units) on the date of the Expiration Time, and (y) the denominator of which shall be equal to (1) the product of (A) the Market Value on the date of the Expiration Time times (B) the number of Common Units outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all units validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged units, up to any such maximum, being referred to as the “Purchased Units”) plus (2) the amount of cash plus the fair market value (determined as set forth above) of the aggregate consideration payable to Unitholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Units).

(VII) No Duplication. Notwithstanding the provisions of this Section 5.9(b)(vii)(E), no adjustment to the Series A Conversion Rate shall be made if (1) Series A Unitholders may participate in the transaction that would otherwise give rise to such adjustment on an as-converted basis and without converting their Series A Preferred Units or (2) the Common Units to be issued upon conversion will actually receive the consideration provided in, or be subject to, the transaction or event that would otherwise trigger the adjustment.

(VIII) De Minimis Adjustments. No adjustment to the Series A Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) of the Series A Conversion Rate then in effect; provided, that any adjustments that by reason of this Section 5.9(b)(vii)(E)(VIII) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5.9(b)(vii) shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000th) of a Unit, as the case may be. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion of Series A Preferred Units.

(IX) Tax-Related Adjustments. To the fullest extent permitted by law, the Company may (but is not required to) make such increases in the Series A Conversion Rate, in addition to those required by this Section 5.9(b)(vii)(E), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Units or rights to purchase Common Units resulting from any distribution or distribution of Common Units (or rights or warrants to acquire Common Unit) or from any event treated as such for income tax purposes. If the Company shall be required to withhold taxes on constructive distributions to a Series A Unitholder and the Company pays the applicable withholding taxes, the Company may, at its option, set off any such payment against cash, Common Units or other assets distributable or payable to such Series A Unitholder.

(X) Notice of Adjustment. Whenever the Series A Conversion Price is adjusted in accordance with this Section 5.9(b)(vii)(E), the Company shall (1) compute the Series A Conversion Price in accordance with this Section 5.9(b)(vii)(E) and prepare and transmit to the Conversion Agent an officer’s certificate signed by a duly authorized executive officer of the Company setting forth the Series A Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based, and (2) as soon as practicable following the occurrence of an event that requires an adjustment to the Series A Conversion Price pursuant to this Section 5.9(b)(vii)(E) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Conversion Agent shall provide a written notice to the Series A Unitholders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Series A Conversion Price was determined and setting forth the adjusted Series A Conversion Price.

(XI) Reversal of Adjustment. If the Company shall take a record of the holders of its Common Units for the purpose of entitling them to receive a distribution, and shall thereafter (and before the distribution has been paid or delivered to Unitholders) legally abandon its plan to pay or deliver such distribution, then thereafter no adjustment in the Series A Conversion Price then in effect shall be required by reason of the taking of such record.

(XII) Exceptions to Adjustment. The applicable Series A Conversion Price shall not be adjusted: (1) upon the issuance of any Common Units pursuant to any present or future plan providing for the reinvestment of distributions or interest payable on the Company’s securities and the investment of additional optional amounts in Common Units under any such plan; (2) upon the issuance of any Common Units or options or rights to purchase those Common Units pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries; (3) upon the issuance of any Common Units pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Series A

Issuance Date; (4) upon the issuance of any Common Units or any other security of the Company in connection with acquisitions of assets or securities of another Person, including with respect to any merger or consolidation or similar transaction; (5) issuances of PIK Units pursuant to the terms of the Series A Preferred Units; or (6) for accrued and unpaid distributions on the Series A Preferred Units.

(viii) Redemption.

  (A) The Company may redeem all, but not less than all of the shares of the Series A Preferred Units, by payment in cash on such applicable date (or by deposit of cash with the redemption agent on the last Business Day immediately preceding such date, if such applicable date is not a Business Day), at the following applicable “Series A Redemption Price”:

(1) 110% of the Series A Liquidation Preference for redemption occurring prior to the first anniversary of the Series A Issuance Date;

(2) 105% of the Series A Liquidation Preference for redemption occurring on or after the first anniversary but prior to the second anniversary of the Series A Issuance Date; or

(3) 100% of the Series A Liquidation Preference for redemption occurring on or after the second anniversary of the Series A Issuance Date.

  (B) If the Company elects to redeem the Series A Preferred Units pursuant to Section 5.9(b)(viii)(A), the Company shall designate the date on which the redemption shall occur (the “Series A Redemption Date”) by delivering a notice of redemption (“Series A Redemption Notice”) not less than 30 nor more than 60 days prior to the Series A Redemption Date addressed to the Series A Unitholders as they appear in the records of the Company as of the date of such notice. Each Series A Redemption Notice must state the following: (I) the Series A Redemption Date; (II) the Series A Redemption Price; (III) the name of the redemption agent to whom, and the address of the place to where, the Series A Preferred Units are to be surrendered for payment of the Series A Redemption Price; and (IV) that distributions, if any, on the Series A Preferred Units to be redeemed will cease to accrue on such Series A Redemption Date; provided, that the Series A Redemption Price and distributions accrued through, and including, the day immediately preceding the Series A Redemption Date shall have been paid on the Series A Redemption Date.

  (C) If the Company shall have provided a Series A Redemption Notice to the Series A Unitholders pursuant to Section 5.9(b)(viii)(B), then, prior to the effectiveness of any such redemption, the Company shall ensure that the Series A Unitholders have an opportunity and right to convert all or a portion of the Series A Preferred Units into Common Units pursuant to Section 5.9(b)(viii).

(ix) Acquisition Transaction.

(A) Each Series A Preferred Units that is not converted into Common Units or redeemed by the Company (or its successor) prior to or as of the consummation of the Series A Acquisition Transaction shall, at the election of the Series A Unitholder (subject to the proviso below), be converted, without any further action by the Series A Unitholder, as of the consummation of the Series A Acquisition Transaction into either (I) a number of units of Series A Exchange Property equal to (x) the Series A Liquidation Preference divided by (y) the Series A Conversion Price as of immediately prior to the consummation of such Series A Acquisition Transaction, or (II) a preferred unit or share of preferred stock in the surviving entity or acquiror of all or substantially all of the Company’s assets (or, in the event that the surviving entity will be wholly owned by a publicly traded parent entity, a preferred unit or share or preferred stock of such parent entity) (“Series A Rollover Preferred”); provided, that the Company shall not convert any Series A Preferred Units into Series A Exchange Property unless the Initial Credit Agreement has been paid in full prior to or simultaneously with such conversion.

(B) Each unit or share of Series A Rollover Preferred shall contain provisions substantially equivalent to the provisions set forth in Section 5.9, including the same powers, preferences, rights to distributions, rights to accumulation upon failure to pay distributions, relative participating or other special rights and limitations, qualifications and restrictions thereon, as the Series A Preferred Units had immediately prior to the consummation of such Acquisition Transaction, except that such share of Series A Rollover Preferred shall not be convertible into Common Units and shall instead be convertible into a number of units of Series A Exchange Property equal to (x) the Series A Liquidation Preference divided by (y) the Series A Conversion Price as of the date of such conversion. In the event that at any time, as a result of an adjustment made pursuant to this Agreement, the Series A Unitholders shall become entitled upon conversion to any securities other than, or in addition to, Common Units, thereafter the number or amount of such other securities so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Units set forth in this Agreement.

(C) To convert Series A Preferred Units into the Series A Exchange Property pursuant to this Section 5.9(b)(ix), the Series A Unitholder shall deliver a written notice to the Company in the form of Exhibit B attached hereto stating that such holder elects to so convert Series A Preferred Units and the number of Series A Preferred Units to be converted. Such written notice shall be delivered to the Company no later than the later of (I) ten (10) days after the date on which the Company provides notice to the Series A Unitholders of the amount of the Series A Exchange Property and (II) five (5) days prior to the consummation of the Series A Acquisition Transaction. If the Series A Unitholder does not deliver any such notice, such unitholder will be deemed to have elected to receive Series A Rollover Preferred.

(x) Fully Paid and Nonassessable. Any Common Units delivered as a result of conversion pursuant to this Section 5.9 shall be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(xi) Tax Estimates. Within ten (10) days after the date of receipt of any written request from any Series A Unitholder stating the number of Series A Preferred Units owned by such holder, the Company shall provide such holder with a good faith estimate (and reasonable supporting calculations utilizing reasonable assumptions) of whether there is sufficient Unrealized Gain attributable to the Company property such that, if such holder converted its Series A Preferred Units pursuant to Section 5.9(b)(vii)(A) and such Unrealized Gain was allocated to such holder pursuant to Section 5.4(d)(i), such holder’s Capital Account in respect of its converted Series A Preferred Units would be equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit. If at any time one or more Series A Unitholders make such a request at a time during which four (4) such estimates have already been provided during the calendar year, then such holder or holders, as applicable, shall reimburse the Company for all documented third-party expenses reasonably associated with such request.

(xii) Listing. The Company will, if permitted by the rules of the National Securities Exchange on which the Common Units are listed or traded, list and keep listed, so long as the Common Units shall be so listed on such exchange or automated quotation system, all the Common Units issuable upon conversion of the Series A Preferred Units.

9. The first sentence of Section 6.1 of the Limited Liability Company Agreement is amended and restated in its entirety to read as follows:

For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss (computed in accordance with Section 5.4(b), after taking into account any guaranteed payments made pursuant to Section 5.9) shall be allocated (subject to Section 5.9(b)(iii)) among the Members in each taxable year (or portion thereof) as provided herein below.

10. Sections 6.1(a) – (c) of the Limited Liability Company Agreement are amended and restated in their entirety to read as follows:

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Company Interests, Net Income for each taxable year and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Income for such taxable year shall be allocated to the Members as follows:

(i) First, to all Unitholders holding Series A Preferred Units, in accordance with the excess of their Series A Liquidation Preference over their respective existing Capital Accounts, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Preference;

(ii) Next, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such deficit Capital Account balance has been eliminated; and

(iii) Thereafter, to all Unitholders holding Common Units in accordance with their respective Percentage Interests.

(b) Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Company Interests, Net Losses for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Outstanding Common Unit is reduced to zero;

(ii) Next, to all Unitholders holding Series A Preferred Units, in accordance with their positive Capital Account balances, until the Capital Account in respect of each Outstanding Series A Preferred Unit is reduced to zero; and

(iii) Thereafter, to all Unitholders holding Common Units in accordance with their respective Percentage Interests;

provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); instead, any such Net Losses shall be allocated to Members with positive Adjusted Capital Account balances in accordance with their Percentage Interests until such positive Adjusted Capital Accounts are reduced to zero.

(c) Net Termination Gain and Loss. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 11.3.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)), after giving effect to the special allocations set forth in Section 6.1(d) and any allocations to Company Interests other than Units, all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net

Termination Gain for such taxable period shall be allocated to the Unitholders in the following manner (and the Capital Accounts of the Members shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to all Unitholders holding Series A Preferred Units, in accordance with the excess of their Series A Liquidation Preference over their respective existing Capital Accounts, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Liquidation Preference;

(B) Next, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such deficit Capital Account balance has been eliminated; and

(C) Thereafter, to all Unitholders holding Common Units in accordance with their respective Percentage Interests.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), after giving effect to the special allocations set forth in Section 6.1(d) and any allocations to Company Interests other than Units, all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Loss for such taxable period shall be allocated to the Unitholders in the following manner (and the Capital Accounts of the Members shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Outstanding Common Unit is reduced to zero;

(B) Next, to all Unitholders holding Series A Preferred Units, in accordance with their positive Capital Account balances, until the Capital Account in respect of each Outstanding Series A Preferred Unit is reduced to zero; and

(C) Thereafter, to all Unitholders holding Common Units in accordance with their respective Percentage Interests;

provided, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); instead, any such Net Termination Loss shall be allocated to Members with positive Adjusted Capital Account balances in accordance with their Percentage Interests until such positive Adjusted Capital Accounts are reduced to zero.

11. Section 6.3(a) of the Limited Liability Company Agreement is hereby amended and restated in its entirety to read as follows:

(a) Except as described in Section 6.3(b) and subject to any restrictions or limitations set forth in Section 5.9(b), within 50 days following the end of each Distribution Period (or if such 50th day is not a Business Day, then the Business Day immediately following such 50th day) commencing with the Distribution Period ending on March 31, 2015, an amount equal to 100% of Available Cash with respect to such Distribution Period, subject to Section 18-607 of the Delaware Act, be distributed in accordance with this Article VI by the Company to all Unitholders, other than the Series A Unitholders, in accordance with their respective Percentage Interests as of the Record Date selected by the Board of Directors. All distributions required to be made under this Agreement shall be made subject to Section 18-607 and 18-804 of the Delaware Act.

12. Article VI of the Limited Liability Company Agreement is hereby amended to add a new Section 6.4 as follows:

Section 6.4 Special Provisions Relating to Series A Preferred Unitholders.

(a) Subject to transfer restrictions in Section 4.4 of this Agreement, a Unitholder holding a Conversion Unit shall provide notice to the Company of any transfer of the Conversion Unit no later than the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.4(d)(i), the Company has previously determined, based on advice of counsel, that the Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit; provided, that such holder may cure any failure to provide such notice by providing such notice within 20 days of the last Business Day of such calendar year. The sole and exclusive remedy for any holder’s failure to provide any such notice shall be the enforcement of the remedy of specific performance against such holder and there will be no monetary damages. In connection with the condition imposed by this Section 6.4, the Company shall take whatever steps are required to provide economic uniformity to the Conversion Unit in preparation for a transfer of such Unit; provided, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Members in accordance with Section 5.4(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Series A Preferred Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Member pursuant to Article III and Article VII and (B) in accordance with Sections 5.4(a), 5.4(d)(i) and 5.9, have a Capital Account as a Member pursuant to Section 5.4 and all other provisions related thereto and (i) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.9 or (B) be entitled to any distributions other than as provided in Section 5.9 and Article VI.

13. Article XI of the Limited Liability Company Agreement is hereby amended to add a new Section 11.8 as follows:

Section 11.8 Series A Liquidation Value.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units shall have the rights, preferences and privileges set forth in Section 5.9(b)(iii) upon the liquidation of the Company pursuant to this Article XI.

14. Section 12.2 of the Limited Liability Company Agreement is hereby amended and restated in its entirety as follows:

Amendments to this Agreement may be proposed only by the Board of Directors. To the fullest extent permitted by law, the Board of Directors shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, free of any duty or obligation whatsoever to the Company or any Member and, in declining to propose or approve an amendment, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the Board of Directors and, except as otherwise provided in Section 12.1 or 12.3, the holders of a majority of the Outstanding Voting Units, unless a greater or different percentage of Outstanding Voting Units or the approval of the Series A Preferred Units is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Voting Units or of the Series A Preferred Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall seek the written approval of the requisite percentage of Outstanding Voting Units or Series A Preferred Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Board of Directors shall notify all Record Holders upon final adoption of any such proposed amendments. The Board of Directors shall be deemed to have notified all Record Holders as required by this Section 12.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by or on behalf of the Company.

15. Section 13.5 of the Limited Liability Company Agreement is hereby amended and restated in its entirety as follows:

Pursuant to Section 18-209(f) of the Delaware Act, an agreement or plan of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, subject to compliance with Section 5.9(b)(ix), (a) effect any amendment to this Agreement or (b) effect the adoption of a new limited liability company agreement for a limited liability company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Article XIII shall be effective at the effective time or date of the merger or consolidation.

B. Agreement in Effect. Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS ENERGY GROUP, LLC

By:	/s/ Daniel C. Herz
Name:	Daniel C. Herz
Title:	Senior Vice President

[Signature Page to Amendment No. 1 to Third A&R LLC Agreement of Atlas Energy Group, LLC]